                                  EXHIBIT 12.1

                     BLUE BIRD CORPORATION AND SUBSIDIARIES

                    BLUE BIRD BODY COMPANY AND SUBSIDIARIES

             STATEMENTS RE COMPUTATION OF EARNINGS TO FIXED CHARGES
            FOR THE YEARS ENDED OCTOBER 31, 1998, NOVEMBER 1, 1997, NOVEMBER 2, 1996, OCTOBER 28, 1995 AND OCTOBER 29, 1994

                          (In Thousands Except Ratios)

                                      BBC

                                         OCTOBER 31,     NOVEMBER 1,     NOVEMBER 2,     OCTOBER 28,     OCTOBER 29,
                                             1998            1997            1996            1995            1994
                                        --------------  --------------  --------------  --------------  --------------
FIXED CHARGES:
Interest expense......................    $   33,300      $   32,488      $   16,455      $   16,282      $   15,224
Interest element of rentals...........           637             539             473             536             521
Amortization of debt issuance costs...         1,265           1,266           2,688           2,245           2,209
                                             -------         -------         -------         -------         -------
                                          $   35,202      $   34,293      $   19,616      $   19,063      $   17,954
                                             -------         -------         -------         -------         -------
                                             -------         -------         -------         -------         -------
EARNINGS:
Net income (loss).....................    $   21,667      $   10,597      $   23,765      $   16,852      $   15,408
Provision (benefit) for income
  taxes...............................        11,666          (4,473)         14,034          11,686          10,157
Fixed charges.........................        35,202          34,293          19,616          19,063          17,954
Interest capitalized..................           -0-             -0-             -0-            (208)           (145)
                                             -------         -------         -------         -------         -------
                                          $   68,535      $   40,417      $   57,415      $   47,393      $   43,374
RATIO OF EARNINGS TO FIXED CHARGES....          1.9X            1.2X            2.9X            2.5X            2.4X